UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 24, 2008
Legacy Reserves LP
(Exact name of registrant as specified in its charter)

Delaware	1-33249	16-1751069
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

303 W. Wall, Suite 1400
Midland, Texas	79701
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (432) 689-5200
NOT APPLICABLE
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On September 24, 2008, Legacy Reserves Operating L.P., a wholly owned subsidiary of Legacy Reserves LP (“Legacy”), entered into a Participation Agreement (the “Participation Agreement”) with Black Oak Resources, LLC (“Black Oak”), a development partnership between Michael E. Black and a partnership formed by Post Oak Energy Capital, LP and Magnatar Capital. The Participation Agreement requires Legacy to invest up to $20 million over three years (the “Acquisition Period”) in the acquisition and development of all oil and natural gas properties acquired by Black Oak during the Acquisition Period. Pursuant to the Participation Agreement, Legacy will acquire an undivided 8% interest and Black Oak will acquire an undivided 92% interest in each of the properties acquired by Black Oak during the Acquisition Period. In addition, Legacy has agreed to participate in each development operation of the properties in which Black Oak undertakes by paying 8% of the development costs, with Black Oak paying the remaining 92%. Further, as an inducement for Legacy to enter into the Participation Agreement, Mr. Black and Legacy entered into an agreement entitling Legacy to certain payments once the development partnership meets certain payment thresholds.
     Black Oak is responsible under the Participation Agreement for the management of the properties acquired by Black Oak during the Acquisition Period and will be the operator of the properties that are not subject to third-party operating agreements.
     Business Opportunities. Legacy has agreed that it will not enter into arrangements similar to the Participation Agreement. Further, if Legacy becomes aware of any opportunity to invest in oil and natural gas properties during the Acquisition Period that Legacy does not want to pursue, in whole or in part, or Legacy desires to pursue, in whole or in part, jointly with a third-party, other than in the normal course of business consistent with past practices, then the Participation Agreement requires Legacy to offer Black Oak the opportunity to pursue the investment. If Black Oak becomes aware of any investment opportunity in oil and gas properties during the Acquisition Period that Black Oak does not want to pursue, in whole or in part, or Black Oak wants to pursue, in whole or in part, jointly with a third-party, then the Participation Agreement requires Black Oak to offer Legacy the opportunity to pursue the investment.
     Right of First Offer, Drag-Along and Tag-Along. In the event either Legacy or Black Oak wants to sell an oil and natural gas property interest with a value of greater than $1 million in any of the properties acquired by Black Oak during the Acquisition Period, the Participation Agreement provides Legacy and Black Oak a right of first offer that requires the party seeking to sell to notify the other party and give the other party 30 days to submit an offer to purchase the interest. If the selling party rejects the other party’s offer, it will be prohibited from selling such interest unless the consideration exceeds the other party's offer, which must remain valid, by the lesser of 10% or $10 million. In addition, in the event Black Oak decides to sell all of its interest in any of the properties, Black Oak may require Legacy, at Black Oak’s request, to sell its interest in such properties on the same terms and conditions as Black Oak. Also, in the event Black Oak receives an offer from a third party and desires to sell its interest in any of the properties to such third-party, Legacy may request, at its option, the third party purchaser to purchase Legacy’s interest in such properties on the same terms and conditions.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGACY RESERVES LP By: Legacy Reserves GP, LLC, its general partner
Date: September 30, 2008	By:	/s/ William M. Morris
William M. Morris
Vice-President, Chief Accounting Officer and Controller